Exhibit 10.2

CONVERTIBLE SECURED PROMISSORY NOTE AND LOAN AGREEMENT

Amount of the Note: _____________________

Date of the Note: __________, 2009

Payee: ____________________________________________

FOR VALUE RECEIVED, the undersigned, Gen2Media Corporation (the "Maker") promises to pay to the order of the Payee, (“defined as the Payee or any Holder in due course of this Note), at such place as the Payee may from time to time designate to the Maker in writing, in legal tender of the United States, the amount of the Note, upon the following terms:

1.           The Principal Amount of the Note shall be due and payable in full, at the earlier of (a) when Maker concludes an equity financing in the minimum amount of $1 million; or (b) 12 months from the date hereof.

2.           Interest shall accrue on this Note in the amount of 12% per annum, on the principal balance outstanding from time to time. Payee may elect to have the interest paid on this Note monthly, rather than accrue, by giving written notice to Maker.

3.           Payee, or the holder of this Note shall have the option, but not the obligation, at any time during the term hereof, to convert this Note (including principal and any accrued interest) into either common or preferred stock of Maker, on any one, (at the sole election of Payee) of  the following terms: (a) an exercise price of 25 cents per share of Class “A” common stock of Maker, (b) an exercise price that is in the form of the type of security (common or preferred), but with a 30% discount, to the price or plan of financing that Maker undertakes for the contemplated $5 million equity financing that Maker is undertaking; or (c) in the event the Company is sold prior to any such financing being completed, Payee or holder may convert into equity at a 30% discount of the price paid per share in any such sale of the Company. The Payee may elect any of these three options, at any time during the term or prior to repayment of this loan, by providing written notice to Maker.  However, in the event that the Company does not successfully conclude a financing, in minimum amount of $1 million, within 12 months of the date hereof, or is not sold during said time period, than the Payee shall have the additional option to convert this debt into Class “A” common stock at the price of 13 cents per share.

4.           As additional consideration for the making of this loan, Maker does hereby grant and issue to Payee, a 20% equity “kicker”, in the form of a warrant to purchase Class “A” Common Shares, at an exercise price of 1/10th of 1 penny per share (.001) (8,000 common shares per every $10,000 loaned hereunder), fully vested at the time of the funding of the Loan referenced herein, and exercisable at any time within 12 months from the date hereof, and said warrant may be exercised in a cashless manner. Additionally, in the event the Company conducts its next financing round at a valuation that is less than 25 cents per share, the Payee shall receive additional “make good” warrants to bring the total equity kicker to the full 20% value of its loan, exercisable at the same par value. If the financing round is done in preferred stock and not common, the value make good warrants shall be based on the underlying common if convertible, or the valuation of the Company per share, as reflected in said financing.  The equity kicker provided in this paragraph shall be cumulative to any other interest or rights of Lender herein.

5.           In further consideration of this Note, and pursuant to a separate Security Agreement that is executed simultaneously herewith, Maker hereby grants a security interest in all assets of Maker to secure performance hereunder, including, without limitation, all furniture, fixtures, equipment, accounts receivable, contract rights, patents, trademarks or other intellectual property, now owned or hereafter acquired, wherever located. Maker shall file a UCC-1 Financing Statement upon the closing of the loan in a timely manner. All Payees participating in this debt financing shall be covered pro-rata by the protections under the security agreement, regardless of the time or day of any individual fundings, and this agreement shall also act as an inter-creditor agreement with regard to this Note, and even though the Company may have multiple parties participate in this debt financing, each party shall stand equal in terms of timing and in terms of the Security Interest granted hereby, pro-rated to the amount of each Payees loan. Maker shall maintain a list of all assets, and where the same are located from time to time, and make such list available for inspection on reasonable written notice by Payee, and shall fully insure any and all such assets against loss or damage, in a sufficient amount to fully cover the reasonable value of such collateral.

6.           If, at any time, any monies due hereunder are not paid when due, or any other conditions hereof are not met, time being of the essence, Maker shall be in default.  In such event, Payee shall have all rights and remedies available to it under Florida law, and in the event that Payee is required to take any legal action to collect upon, or otherwise enforce this Note, Maker agrees to pay all costs of collection of this Note including a reasonable attorney's fee, and all costs, expenses and attorney's fee for any retrial, rehearing or appeals on failure to pay any principal, interest or other sums due under this Note on the due date thereof.  In the event of default, this Note and all sums due hereunder shall bear interest at the highest lawful rate of interest permitted in the State of Florida from and after the date when such sums are due.  The interest payable or agreed to be paid hereunder shall not exceed the highest lawful rate of interest permitted in the state of Florida, and if, inadvertently, there is such excess sum, it shall be applied to reduce the Principal Amount.

7.           This Note shall be construed and enforced according to the laws of Florida. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.           Payee hereby agrees to loan the sum of  ____________________________ under the terms and conditions of this Agreement, and agrees to terms and conditions set forth herein. Payee represents to Maker that he or she is an accredited and sophisticated investor, is fully aware of the risks associated with the loan that is being made hereby, and has had full and ample opportunity to review any and all pertinent financial and operational information relative to Maker, and has had the opportunity to seek and obtain any and all legal or financial advice or counsel relative to the making of this type of loan.

	“Maker”	“Payee”

Gen2Media Corp.

By:	/s/	/s/
Thomas Moreland
Chief Financial Officer